News Release

FOR IMMEDIATE RELEASE	CONTACT
October 1, 2008	Craig J. Renner
301-843-8600

ACPT BOARD OF DIRECTORS APPOINTS NEW CHIEF EXECUTIVE OFFICER; PROMOTES MATTHEW MARTIN TO CHIEF FINANCIAL OFFICER; ANNOUNCES RETIREMENT OF PRESIDENT AND CHIEF OPERATING OFFICER EDWIN L. KELLY

ST. CHARLES, MD.— J. Michael Wilson, Chairman of the Board of Directors of American Community Properties Trust (AMEX:APO) announced today that Steve Griessel has been named Chief Executive Officer (CEO) of the Company, effective October 1, 2008. The Company also announced that Matthew Martin has been promoted to serve as Chief Financial Officer.
Mr. Griessel has served as a consultant to the Company for the past sixteen months, investigating possible strategies and structures to unlock long term shareholder value. Mr. Griessel started his first business, a sports marketing firm, at the age of 25. He served as the Managing Director and was a shareholder of RCI Southern Africa for nine years, and was a founding shareholder and CEO of Tourvest, until recently a publicly traded multi-faceted tourism company in Southern Africa.
Prior to his work for ACPT, Mr. Griessel provided consulting services to the Ginn Company, a developer and manager of large scale residential resort properties throughout the United States and the Caribbean, and other companies for three years. Mr. Griessel is currently the Chairman of the Orlando, Florida chapter of the Young Presidents Organization, and served on its global Board of Directors between 2001 and 2003.
“Steve is well suited to integrate innovative strategies with our long-term business plan to meet the sharp challenges posed by the current economy and the contemporary real estate market,” said Mr. Wilson.  “His unique perspective and experience will help identify and pursue potential areas for increasing the value of our Company.”
Mr. Griessel replaces Mr. Wilson as Chief Executive Officer; Mr. Wilson will continue to serve as the Chairman of the Company’s Board of Directors.
Mr. Martin has been employed with the Company since 2005 as Chief Accounting Officer, and has been serving as the Company’s Principal Financial Officer since August 2008. Mr. Martin is a Certified Public Accountant in the State of Maryland, and earned his Bachelor of Science from Messiah College in Grantham, Pennsylvania.
“During his tenure with the Company, Matt has done an excellent job ensuring that the Company is in full compliance with all federal rules and regulations that are required of publicly-held companies,” said Mr. Wilson. “Matt’s integrity and vision will ensure the continuity of our financial operations, and help the Company achieve its long term goals and objectives.”
Mr. Wilson also announced that Edwin L. Kelly will retire as President and Chief Operating Officer effective December 1, 2008. Mr. Kelly will continue to serve the Company as a consultant.
“Ed Kelly has served our Company, and its predecessor, with distinction and integrity for thirty-five years,” said Mr. Wilson. “He is a key figure in the history of St. Charles, he is widely admired and respected for his community service, and his vision and business acumen have always served our Company well. His legacy is a record of achievement that has left a profoundly positive impact on the development of St. Charles, our Company, and on Charles County.”
ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO). For more information, visit us on the web at www.acptrust.com
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